Exhibit 99.1

NEW AGE BEVERAGES CORPORATION ANNOUNCES
NEW $25 MILLION CREDIT FACILITY WITH EAST WEST BANK

DENVER, COLORADO, April 2, 2019 – NEW AGE BEVERAGES CORPORATION (NASDAQ: NBEV), the Colorado and Utah-based organic and natural beverage company intending to become the world’s leading healthy beverages and lifestyles company today announced the signing of a new $25 million credit facility with East West Bank.

KEY HIGHLIGHTS:
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$15 million term loan with 48 month maturity, with an accordion feature to provide an additional $10 million to increase up to $25 million should the company choose to utilize it.
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$10 million revolving line of credit on top of the term loan providing increased working capital flexibility
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6% interest rate (prime plus 0.25% to 0.50%) provides for low cost of capital for New Age to continue to drive growth

“We are very pleased to have secured this $25 million credit facility with a banking institution as strong and as reputable as East West,” stated Gregory A. Gould, Chief Financial Officer of New Age. “We have been building the relationship with East West for several years, and we knew they were the right banking partner for us especially with our growing footprint in Asia Pacific. With this financial flexibility, it provides New Age further access to a low cost of capital as we continue to expand our global business.”

With the placement of the term loan and revolving line of credit with East West Bank, New Age has terminated its banking relationship and all related credit facilities with Sienna Lending Group. Pasadena, California-based East West Bancorp, Inc. (NASDAQ: EWBC) with total assets of $41.0 billion is a publicly traded company on the Nasdaq Global Select Market. For more than 45 years, East West Bank has served as a financial bridge, connecting people and businesses in the U.S. and Greater China with new opportunities and banking solutions, through a team of multicultural professionals.

“We are pleased to provide the financial support to a beverages leader like New Age Beverages Corporation to help them achieve their expansion plans in the coming years,” said Kelvin Chan, Managing Director of the Northern California Bridge Team at East West Bank. “This is another example of how East West Bank works effectively with established industry leaders when they seek global growth.”

About New Age Beverages Corporation (NASDAQ: NBEV)
New Age Beverages Corporation is a Colorado and Utah-based healthy beverage company dedicated to inspiring, educating consumers to live healthy. The Company is the only one-stop-shop of healthy beverages and includes the brands Tahitian Noni, TeMana, Búcha Live Kombucha, XingTea, Coco-Libre, Marley, and others. New Age competes in the growth segments of the >$1 trillion-dollar non-alcoholic beverage industry. The Company’s brands are sold across all 50 states within the US and in more than 60 countries internationally across all channels via a hybrid of direct-to-consumer and traditional distribution and route-to-market systems.

The Company operates the websites www.newagebev.com, www.morinda.com, www.newagehealth.com, www.mybucha.com, www.xingtea.com, www.drinkmarley.com, and  www.cocolibre.com.

New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

About East West Bank
East West Bancorp, Inc. is a publicly traded company with total assets of $41.0 billion and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Massachusetts, Nevada, New York, Texas and Washington. In Greater China, East West’s presence includes full service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, Taipei and Xiamen. For more information on East West, visit the Company’s website at www.eastwestbank.com.

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the Company’s future growth and expansion in China, Japan and other Asian markets. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

For investor inquiries about New Age Beverages Corporation please contact:

Media:
Desiree Rosa
MULTIPLY
Tel: 202-292-4566
NewAgeBev@wearemultip.ly

Investor Relations Counsel:
Cody Slach, Liolios Group, Inc.
Tel 949-574-3860
NBEV@Liolios.com

New Age Beverages Corporation:
Greg Gould
Chief Financial and Administrative Officer
Tel 303-289-8655
GGould@NewAgeBev.com